MATCON CORPORATION, INC.
Mining and Industrial Minerals

1807 Toyon Lane, Newport Beach, CA 92660
(949) 500-0767 (949) 722-0378 - Fax

SNOW WHITE MINE

HISTORICAL GEOLOGICAL INFORMATION

and

ESTIMATED MINERAL VOLUME CALCULATIONS

PREPARED BY

JOSEPH R. MATHEWSON
and
DR. RALPH PRAY

MATCON CORPORATION, INC.
Mining and Industrial Minerals

1807 Toyon Lane, Newport Beach, CA 92660
(949) 500-0767 (949) 722-0378 - Fax

Executive Summary

The following Report is a compilation of information from various State of California Geological Studies, Publications and Reports that highlight past geological evaluations performed on the former Williams Brothers Quarry which is now the Snow White Mine which is owned and operated by MATCON Corporation and U.S. Mining and Minerals Inc.

Based upon the report prepared by the California Journal of Mines and Geology, Vol. No. 49, and the California State Department of Natural Resources Bulletin #174 prepared in 1959, the Williams Brothers Pumice Quarry is a very large Pumice deposit approximately 90 foot in thickness underlain by tuffacous beds and overlain by layers of Ryolite and Perlite.

The State Division of Mines also conducted a study of the site and this report is based upon a review of their findings, assumptions, and conclusions about this mineral deposit.

MATCON Corporation utilized this State Division of Mines report as the basis for the volume computations presented herein and we have taken a very conservative approach and estimate of the strata layers and thicknesses. As shown in the attached information, the State prepared a strata by strata thickness estimate in their study which MATCON has elected to reduce by 50% for purposes of this evaluation. Copies of the State's strata by strata report is included herein for your review.

The State Geologist evaluated the tuffacous part of this deposit to be approximately 70 to 110 foot thick and run laterally for more than a mile to the north and west. They found that the predominance of the Pumicite mined to date by Williams Brothers was centered on the higher quality, lower zone of pumicite, that was approximately 40 feet high by over 500 feet long.

Our evaluation of the data provided by the State (and reduced by 50%) utilizes an average pumice strata thickness of only 25 feet, a tuff/brecia strata thickness of only 20 feet and a perlite strata thickness of only 25 feet and a rhyolite strata thickness of only 15 feet. This evaluation assumes that the strata thickness identified is consistent throughout the entire 280 acres that make up the Snow White Mine property. Additionally, this report further takes the total amount of potential "Possible" mineral reserves and reduces it by another 40% in order to take the most conservative approach to quantifying the potential / possible mineral reserves present in this deposit.

It should be understood that this report is based strictly upon the data and research done by the California Division of Mines back in 1952 and that no exploratory drilling has been done by MATCON Corporation to verify the accuracy of this study. Furthermore, this report is in no way a guarantee or warrantee of any mineral deposit quality or volumes, but is an attempt to provide information, prepared by others, in a quantifiable manner as it relates to the potential "possible" mineral reserves present in the Snow White Mine.

CONCLUSION

Based upon the methodology used and presented in this report, combined with our knowledge of the site and the application of reasonable volume calculations, it appears that there is in excess of **20 million to 23 million** tons of accessible combined ore body of economically mined pumice, tuff/brecia, perlite, and ryolite ore within the full 280 acre Snow White Mine property. Using an estimated 350,000 tons per year of production, this reserve would equate to approximately **50 to 65 years of continuous production** available on this site.

A secondary evaluation of the Snow White Deposit was prepared independently by John Heter, a noted California geologist familiar with the Snow White Mine and its mineral deposits. A copy of his report is available as a supplement to this presentation and volume estimates. The conclusions reached by Mr. Heter did **NOT** include the most recent additional 120 acres of new mine claims (Snow White #3, Snow White #4 and Snow White #5) in his calculations. Using just the Fee Simple owned 80 acres and mine claims Snow White #1 and Snow White #2 (only 160 acres), Mr. Heter concluded that, by his calculations, there appeared to be in excess of **13,946,496 tons** of "possible" combined ore body reserves of economically

mined pumice, tuff/brecia, perlite, and ryolite ore on the original 160 acres that comprised the Snow White Mine prior to the addition of the three new mine claims. It should also be noted that Matcon Corporation has a purchase option with the Railroad to also acquire an additional 80-acres of Fee Simple Property directly to the north of 80 acres we presently own which, if needed, could further increase the total acreage and reserves of this mineral deposit.

QUALIFICATION OF FINDINGS

These two independent reports in no way warrant, represent or guarantee in any way the quantity or quality of marketable pumice, tuff/brecia, perlite, and ryolite ore that can be economically mined from the Snow White Mine property or that can be marketed by a potential buyer.

To further validate this report and to further verify the quantities that would be considered as "Proven Reserves", it would be recommended that a drilling program be instituted across the site to successfully define the pumice, tuff/brecia, perlite, and ryolite strata thicknesses, dimensions and size.

It appears however, that using even the rough calculations presented in this Report, there are adequate reserves within the combined ore body to easily satisfy a full production of 350,000 tons mixed ore body material per year for at least 20 years and beyond.

Matcon Corporation, Inc.
Mining and Industrial Minerals

1807 Toyon Lane, Newport Beach, CA 92660
(949) 500-0767   (949) 722-0378 - Fax

SNOW WHITE MINE

HISTORICAL GEOLOGICAL INFORMATION

Williams Brothers Pumice. Location: secs. 7, 8, 17, 18, T. 32 S., R. 46 E., M.D.M., about 18 airline miles northeast of Hinkley, and 8 miles northeast of Harper Dry Lake. Ownership: F. M. Williams, Star Route, Barstow (two claims), and Southern Pacific Railroad (80 acres leased to Mr. Williams).

The Williams Brothers quarry, opened in 1947, has yielded several thousand tons of pumicite for use in the manufacture of light-weight building blocks, mortar mix, and plaster.

In the area is exposed a series of Tertiary volcanic rocks, resting upon deeply eroded Mesozoic granite rock. The series strikes northwest and dips moderately northeast. The pumice is largely confined to a 90-foot thickness underlain by tuffaceous beds and overlain by layers of rhyolite and perlite. The pumicite occurs in two layers, the lower about 12 feet thick and the upper nearly 70 feet thick, separated by about 20 feet of tuff breccia. The layers can be traced laterally for a mile or more. Both consist mainly of angular pumice fragments ranging in diameter from a fraction of an inch to several inches in a loosely consolidated matrix of pumicite.

Most of the marketed pumicite has been removed from a single quarry in the thicker layer. Although blasting is occasionally required, the quarry faces ordinarily can be worked with only a bulldozer. Screening in a trommel on the property produces material of two sizes, one ranging from $\frac{1}{2}$ inch to $\frac{1}{32}$ inch in diameter, the other less than $\frac{1}{32}$ inch. The coarser grade is used in the pumice building blocks, the finer grade in mortar and plaster.

Williams Brothers Pumice. Location: secs. 7, 8, 17, and 18, T. 32 S., R. 46 E., M. D. M., 5 miles east of Opal Mountain and about 18 miles northeast of Hinkley, a siding on the Santa Fe Railroad. Ownership: F. M. Williams, Star Route, Barstow, California, owns two claims and leases 80 acres from the Southern Pacific Railroad (Wright, et al., 1953, p. 190).

The Williams Brothers quarry is on the south side of a hill which rises several hundred feet above a south-sloping plain (fig. 105). Since 1947 it has yielded several thousand tons of pumice for use as aggregate in building blocks, plaster, and mortar. The area is underlain principally by Tertiary lavas and tuffs that rest upon deeply eroded Mesozoic granite. This series of volcanic rocks strikes northwest and dips southwest. The tuffaceous part of the section is at least 110 feet thick and includes several thin zones of pumicite as well as 10- to 20-foot beds of pumice tuff breccia. Most of the pumice has been mined from the lower part of the section where the tuff consists largely of loosely consolidated, angular pumice fragments ranging from $\frac{1}{8}$ inch to $\frac{3}{4}$ inch in diameter in a matrix of white pumicite (fig. 105).

Mining is by open pit from a pit which in 1955 had a face about 200 feet long and 40 feet high. A bulldozer is used to mine the pumice and push it to a screening plant. Blasting is used occasionally to break down the more consolidated portions of the tuff. At the screening plant (fig. 106) a trommel is used to produce two sizes, one ranging from $\frac{1}{2}$ inch to $\frac{3}{32}$ inch in diameter, the other less than $\frac{3}{32}$ inch (Wright, et al., 1953, p. 190). Property has been worked intermittently since 1952.

Section of volcanic rocks of the Calico formation at Williams Brothers quarry, San Bernardino County, California.

Thickness in feet	Description
	Top of section
25	Rhyolite, spherulitic, with spherulites ranging in diameter from ⅛ inch to 4 inches; purplish in color.
40	Perlite, massive, dark-gray to grayish-green, onion-skin and splintery fracture; mottled black and brown at base.
15	Perlite breccia grading upward into massive perlite.
10	Perlite, pumiceous, pink to gray in color.
40-45	Perlite breccia, pumiceous, grayish in color; fragments range in size from one inch to one foot.
40	Tuff, crystal-lithic-vitric; thin-bedded, grayish-white in color, angular perlite, rhyolite, and granite fragments average one inch in diameter; sandy in thin beds.
10	Tuff breccia, mostly light to dark-gray, angular perlite fragments to one foot in diameter set in fine pumice matrix.
20	Tuff, thin-bedded, sandy and contains considerable granite and perlite fragments. Gray in color.
15-18	Tuff, thin-bedded, sandy in upper two-thirds and considerable pumice in lower one-third; gray in color. Sandy zones are high in silica sand.
3	Tuff, well consolidated, well-bedded; grayish-white; pumice fragments range in size from ⅛ inch to ½ inch.
20-25	Tuff, moderately consolidated, well-bedded, grayish-white; angular pumice fragments range in size from ⅛ inch to ½ inch.
4	Tuff, hard, well consolidated but not welded; considerable rock fragments and silica sand.
30-37	Tuff, pumice-lapilli, loosely consolidated; white pumice fragments range in size from ⅛ inch to ¾ inch. Pumice fragments coarsen upwards.

matcon
CORPORATION, INC.
Mining and Industrial Minerals

1807 Toyon Lane, Newport Beach, CA 92660
(949) 500-0767 (949) 722-0378 - Fax

SNOW WHITE MINE

HISTORICAL GEOLOGICAL INFORMATION


T
T
T

FIGURE 105. Quarry of the Williams Brothers pumice deposit, San Bernardino County. The quarry face is about 20 feet high, and there is exposed in it and the hillside behind the following sequence of volcanic and pyroclastic rocks: Rhyolite (R) grading downward into perlite (P) which rests upon tuffaceous perlite breccia (B). Below the rhyolite and perlite there is a thick succession of tuffs and tuffaceous sedimentary rocks. The massive tuff (T) is the principal source of the pumice at this quarry. Observer faces north.



VOLUME CALCULATIONS - SNOW WHITE MINE PROPERTY

(A CONSERVATIVE ESTIMATE OF PUMICE, RHYOLITE AND PERLITE MINERAL DEPOSIT VOLUMES)

(NOTE: BASED UPON CALIFORNIA JOURNAL OF MINES REPORTED STRATA THICKNESSES)

SNOW WHITE MINE PUMICE ACREAGE	Units	AREA	PUMICE STRATA	ESTIMATED VOLUME	Cubic Feet	CALCULATED VOLUME	Cubic Yards	ESTIMATED TONS
			Average Thickness (Feet)					
SNOW WHITE - FEE SIMPLE PARCEL	80	Acres	25	87,300,000	CF	3,233,333	CY	3,273,750
SNOW WHITE - CLAIM #1	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #2	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #3	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #4	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #5	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
TOTAL ACRES - CURRENTLY HELD:	280	Acres	25	305,550,000	CF	11,316,667	CY	11,458,125

SNOW WHITE MINE TUFF MINERAL ACREAGE	Units	AREA	TUFF STRATA	ESTIMATED VOLUME	Cubic Feet	CALCULATED VOLUME	Cubic Yards	ESTIMATED TONS
			Average Thickness (Feet)					
SNOW WHITE - FEE SIMPLE PARCEL	80	Acres	20	69,840,000	CF	2,586,667	CY	2,619,000
SNOW WHITE - CLAIM #1	40	Acres	20	34,920,000	CF	1,293,333	CY	1,309,500
SNOW WHITE - CLAIM #2	40	Acres	20	34,920,000	CF	1,293,333	CY	1,309,500
SNOW WHITE - CLAIM #3	40	Acres	20	34,920,000	CF	1,293,333	CY	1,309,500
SNOW WHITE - CLAIM #4	40	Acres	20	34,920,000	CF	1,293,333	CY	1,309,500
SNOW WHITE - CLAIM #5	40	Acres	20	34,920,000	CF	1,293,333	CY	1,309,500
TOTAL ACRES - CURRENTLY HELD:	280	Acres	20	244,440,000	CF	9,053,333	CY	9,166,500

SNOW WHITE MINE PERLITE MINERAL ACREAGE	Units	AREA	PERLITE MINERAL STRATA	ESTIMATED VOLUME	Cubic Feet	CALCULATED VOLUME	Cubic Yards	ESTIMATED TONS
			Average Thickness (Feet)					
SNOW WHITE - FEE SIMPLE PARCEL	80	Acres	25	87,300,000	CF	3,233,333	CY	3,273,750
SNOW WHITE - CLAIM #1	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #2	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #3	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #4	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
SNOW WHITE - CLAIM #5	40	Acres	25	43,650,000	CF	1,616,667	CY	1,636,875
TOTAL ACRES - CURRENTLY HELD:	280	Acres	25	305,550,000	CF	11,316,667	CY	11,458,125

SNOW WHITE MINE RHYOLITE MINERAL ACREAGE	Units	AREA	RHYOLITE MINERAL STRATA	ESTIMATED VOLUME	Cubic Feet	CALCULATED VOLUME	Cubic Yards	ESTIMATED TONS
			Average Thickness (Feet)					
SNOW WHITE - FEE SIMPLE PARCEL	80	Acres	15	52,380,000	CF	1,940,000	CY	1,964,250
SNOW WHITE - CLAIM #1	40	Acres	15	26,190,000	CF	970,000	CY	982,125
SNOW WHITE - CLAIM #2	40	Acres	15	26,190,000	CF	970,000	CY	982,125
SNOW WHITE - CLAIM #3	40	Acres	15	26,190,000	CF	970,000	CY	982,125
SNOW WHITE - CLAIM #4	40	Acres	15	26,190,000	CF	970,000	CY	982,125
SNOW WHITE - CLAIM #5	40	Acres	15	26,190,000	CF	970,000	CY	982,125
TOTAL ACRES - CURRENTLY HELD:	280	Acres	15	183,330,000	CF	6,790,000	CY	6,874,875

SUMMARY OF ESTIMATED VOLUMES (MOST CONSERVATIVE)

TOTAL ESTIMATED PUMICE VOLUME			11,458,125 Tons
TOTAL ESTIMATED TUFF VOLUME			9,166,500 Tons
TOTAL ESTIMATED PERLITE VOLUME			11,458,125 Tons
TOTAL ESTIMATED RHYOLITE VOLUME			6,874,875 Tons
TOTAL ESTIMATED TOTAL POTENTIAL MINERAL RESERVES:			38,957,625 Tons
ASSUMED VOLUME EASILY MINED AND ACCESSED:	60%		23,374,575 Tons
POTENTIAL YEARS OF PRODUCTION AT DESIRED RATE:	350,000	Tons Per Year	67 Years


SNOW WHITE MINE
W117° 5.25'
W117° 5'
W117° 4.75'
W117° 4.5'
FEE SIMPLE
PURCHASE OPTION #1
BLM CLAIM 4
PRIVATE OWNED
BLM CLAIM
3604
BLM CLAIM 3
Mine
BLM CLAIM 5
BLM CLAIM
18
SECTION 17
ON 18
DELORME
© 2002 DeLorme. 3-D TopoQuads ®. Data copyright of content owner.
www.delorme.com
Scale 1 : 9,600
1" = 800 ft